Exhibit 10.2

FORM OF

PERFORMANCE-BASED RESTRICTED SHARE UNIT AWARD AGREEMENT

PURSUANT TO THE BLOCKBUSTER INC.

AMENDED AND RESTATED 1999 LONG-TERM MANAGEMENT INCENTIVE PLAN

(AS AMENDED THROUGH OCTOBER 6, 2004)

OR

2004 LONG-TERM MANAGEMENT INCENTIVE PLAN

(AS AMENDED THROUGH OCTOBER 6, 2004)

FOR

THE UNITED KINGDOM

This Performance-Based Restricted Share Unit Award Agreement (this “Agreement”) is entered into by and between Blockbuster Inc., a Delaware corporation (the “Company”), and the individual accepting a Performance Award hereunder (the “Participant”). The Company and the Participant agree as follows:

1. Grant of Performance-Based Restricted Share Units. Pursuant to the Blockbuster Inc. Amended and Restated 1999 Long-Term Management Incentive Plan (as amended through October 6, 2004) or 2004 Long-Term Management Incentive Plan (as amended through October 6, 2004) (either of which is referred to as the “Plan”) and a duly adopted resolution of the Board of Directors (the “Board”) of the Company, the Company hereby agrees to grant to the Participant a Performance Award of Restricted Share Units (the “Performance-Based Restricted Share Units”), subject to the terms and conditions set forth in this Agreement and in the Plan. The target number of Restricted Share Units that may be granted to the Participant is identified in the Participant’s personalized grant letter prepared and delivered to the Participant in connection with the Performance Award (the “Target Grant”). If and when the performance goals described below are met, the actual number of Performance-Based Restricted Share Units granted to the Participant may be [Description of Range] of the Target Grant. This Agreement and the Grant hereunder are subject to the Participant’s valid acceptance of his or her Performance Award and the terms of this Agreement in accordance with the procedures provided by the Company. The Date of Grant, if any, of the Performance-Based Restricted Share Units will be [Date of Grant].

2. Performance Period. The performance period (the “Performance Period”) is [Performance Period].

3. Performance Goals. The Participant’s actual receipt of a grant of any Performance-Based Restricted Share Units is conditioned upon:

[Description of Performance Goals]

[Definition of Performance Goals]

4. Adjustment of Target Grant. The number of Performance-Based Restricted Share Units actually granted, if any, will be based upon the Company’s actual level of [Performance Goals] for the Performance Period, as shown in the chart in Section 3 above. The chart in Section 3 of this Agreement reflects only certain milestones and interpolated achievements of performance will be used for any final grant calculation. In no event will the Participant be entitled to receive a total number of Performance-Based Restricted Share Units greater than [Percentage] of the Target Grant. In addition, for the avoidance of doubt, in no event will the Participant be entitled to receive a grant of Performance-Based Restricted Share Units if he or she is not employed with the Company or any Subsidiary on the Date of Grant of the Performance-Based Restricted Share Units.

5. Vesting of Performance-Based Restricted Share Units. Except as specifically provided in this Agreement and subject to certain restrictions and conditions set forth in Section 7 below and in the Plan, any Performance-Based Restricted Share Units granted will vest, and the restrictions with respect to the Performance-Based Restricted Share Units will lapse, in accordance with the following schedule:

Percentage of Units Vesting	Vesting Date

6. Interpretation. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Plan. The Performance Award and the Performance-Based Restricted Share Units are subject to the terms and conditions of the Plan, which terms and conditions are incorporated herein by reference; however, unless specifically permitted by the Board or the Committee, the terms of the Plan shall not be considered an enlargement of any benefits under this Agreement. The Performance Award and the Performance-Based Restricted Share Units are subject to any rules promulgated pursuant to the Plan by the Board or the Committee and communicated to the Participant in writing.

7. Settlement of Performance-Based Restricted Share Units. Subject to the terms and conditions of the Plan and this Agreement, the Performance-Based Restricted Share Units will vest in accordance with the vesting schedule set forth in Section 5 of this Agreement. Upon each vesting date, the Participant will be entitled to delivery of one share of Common Stock for each Performance-Based Restricted Share Unit that vests on that date (the “Vested Shares”). As soon as reasonably practicable thereafter, such Vested Shares will be registered in the Participant’s name or otherwise delivered or credited for the Participant’s account or benefit, subject to (a) the Participant’s satisfaction of any Tax Obligations (as defined below) and (b) the condition that, if at any time the Board or the Committee shall determine in their discretion that the listing, registration, or qualification of the Vested Shares is required under any federal, provincial, state or other law or by the rules of any securities exchange, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of the Vested Shares, then the Performance Award will not vest in whole or in part unless and until such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Board or the

Committee. All Vested Shares will be held by the transfer or other agent of the Company, or any successor thereto (the “Transfer Agent”), on behalf of the Participant, unless the Participant makes other arrangements with the Transfer Agent. Any certificates issued by the Company to the Participant shall bear such legends as the Board or the Committee, in their sole discretion, may determine to be necessary or advisable in order to comply with applicable federal, state or other securities laws. No fractional shares of Common Stock will be issued under this Agreement.

8. Taxes.

a. In order to comply with all international, provincial, federal, state or local laws or regulations of the United States or other applicable jurisdictions, the Company or any Subsidiary may take such action as it deems appropriate to ensure that all applicable international, federal, state and local income, employment or other tax withholding obligations or social security contributions (collectively, “Tax Obligations”) to which the Participant is subject, which are the sole and absolute responsibility of the Participant, are withheld or collected from the Participant.

b. The Participant may elect to satisfy the Participant’s Tax Obligations that arise from the vesting or settlement of the Performance-Based Restricted Share Units, if any, by (i) providing the Company with a cash payment equal to the amount of the Tax Obligations to which the Participant is subject; or (ii) instructing the Plan administrator to sell, or cause to be sold, on behalf of the Participant the number of Vested Shares having a market value equal to the amount of the Tax Obligations (plus sales commissions) to which the Participant is subject. If the Participant makes the election in clause (i) of the first sentence of this Section 8(b), but the Participant does not deliver to the Company or the Company’s designee the cash payment required in connection with any vesting or settlement of Performance-Based Restricted Share Units by the date that such payment is required to be received in accordance with instructions delivered to the Participant by the Company, the Plan administrator or another representative of the Company, then a number of the Participant’s Vested Shares having a market value equal to the amount of the Tax Obligations (plus sales commissions) to which the Participant is subject will be sold on behalf of the Participant. The Participant hereby authorizes the sale of such Vested Shares under such circumstances by the Plan administrator, and the Participant hereby appoints the Plan administrator the Participant’s attorney-in-fact, with full power of substitution and resubstitution, to execute such sale.

c. The Participant agrees to release and indemnify the Company and its Subsidiaries from any liability or damages arising from or relating to the Participant’s failure to comply with his or her Tax Obligations.

9. Termination of Service, Death or Permanent Disability. The Performance Award and all unvested Performance-Based Restricted Share Units granted to the Participant hereunder, will terminate and such unvested Performance-Based Restricted Share Units will be forfeited immediately upon the termination of the Participant’s service with the Company or any Subsidiary for any reason. This termination and forfeiture provision applies regardless of the reason for the termination of the Participant’s service, including voluntary termination, Termination for Cause or without Cause, death or Permanent Disability.

10. Restriction on Transfer. Unvested Performance-Based Restricted Share Units and any rights under this Agreement may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by the Participant, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition will be void and unenforceable against the Company or any Subsidiary.

11. Rights as a Stockholder. The Participant will have no rights as a stockholder with respect to any shares of Common Stock covered by the Performance Award until the Performance-Based Restricted Share Units vest and are registered in the Participant’s name or are otherwise delivered or credited for the Participant’s account or benefit.

12. Adjustment of Number of Shares and Related Matters. The number and kind of shares of Common Stock covered by the Performance Award shall be subject to adjustment in accordance with Article IX of the Plan.

13. Participant’s Representations. Notwithstanding any of the provisions hereof, the Participant hereby agrees that the Performance Award will not vest in whole or in part, and that the Company will not be obligated to issue any shares of Common Stock to the Participant hereunder, if the vesting of the Performance Award or the issuance of such shares shall constitute a violation by the Participant or the Company of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Board or the Committee shall be final, binding, and conclusive. The obligations of the Company and the rights of the Participant are subject to all applicable laws, rules, and regulations.

14. Investment Representation. Unless the Common Stock is issued to the Participant in a transaction registered under applicable federal, state or other securities laws, the Participant represents and warrants to the Company that all Common Stock that may be acquired hereunder will be acquired by the Participant for investment purposes for his or her own account and not with any intent for resale or distribution in violation of any such securities laws. Unless the Common Stock is issued to the Participant in a transaction registered under applicable federal, state or other securities laws, all certificates issued with respect to the Common Stock shall bear an appropriate restrictive legend. The Participant agrees to comply with any applicable securities laws of any applicable jurisdiction in connection with the sale of the Common Stock.

15. Participant’s Acknowledgments. The Participant acknowledges receipt of a copy of the Plan and the Participant’s personalized grant letter, and represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts the Performance Award subject to all the terms and provisions thereof. The Participant acknowledges that by accepting the Performance Award and by receiving a grant of Performance-Based Restricted Share Units thereunder, he or she agrees to comply with Stock Ownership Guidelines of the Company. The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Board or the Committee upon any questions arising under the Plan or this Agreement. The Participant acknowledges that the value of Common Stock is subject to market risk, and there is no assurance of the Participant’s actual receipt of any particular value as a result of the Performance Award. The Participant acknowledges that his or her participation in the Plan with respect to the Performance Award is voluntary.

16. Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws rule or principle of Delaware law that might refer the governance, construction, or interpretation of this Agreement to the laws of another state). The Company, the Board and the Committee shall not be liable for any good faith determination made hereunder or under the Plan.

17. No Right to Continued Employment or Future Awards or Future Performance Awards, and other Participant Acknowledgments. Nothing herein shall be construed to confer upon the Participant the right to continue in the employment of the Company or any Subsidiary or interfere with or restrict in any way the right of the Company or any Subsidiary to discharge the Participant at any time (subject to any contractual rights of the Participant). Furthermore, nothing in this Agreement shall in any way be construed as imposing on the Company or any Subsidiary a contractual obligation between the Company or any Subsidiary and the Participant other than with respect to the specific offer contemplated by this Agreement. The Participant acknowledges that the Participant’s employment with a Subsidiary does not constitute employment with the Company for any purpose. Furthermore, the Participant expressly acknowledges and agrees that execution of this Agreement and the benefits contained hereunder shall in no manner be interpreted as if the Participant had (a) an employment relationship; or (b) an “acquired right” over the benefits contained hereunder with the Company for any purpose whatsoever; that the grant of Awards or Performance Awards on a particular basis in any year does not create any right to or expectation of the grant of Awards or Performance Awards on the same basis, or at all, in any future year; and that, subject to the express provisions of the Plan, the Plan may be terminated at any time by the Board in its discretion without any responsibility to the Participant.

No Participant has any right to compensation for any loss in relation to the Plan, including: (i) any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment of the employment relationship); (ii) any exercise of a discretion or a decision taken in relation to a Performance Award or to the Plan, or any failure to exercise a discretion or take a decision; (iii) the operation, suspension, termination or amendment of the Plan.

Without prejudice to a Participant’s right to acquire Common Stock, subject to and in accordance with the express provisions of this Agreement, no Participant has any rights in respect of the exercise or omission to exercise any discretion, or the making or omission to make any decision, relating to the Performance Award. Any and all discretions, decisions or omissions relating to the Performance Award may operate to the disadvantage of the Participant, even if this could be regarded as capricious or unreasonable, or could be regarded as in breach of any implied term between the Participant and his or her employer, including any implied duty of trust and confidence. Any such implied term is excluded and overridden by this Agreement.

18. Legal Construction. In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a Court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

19. Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that is set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

20. Entire Agreement. This Agreement, together with the Plan, the Participant’s personalized grant letter and the election form completed by the Participant in connection with the acceptance of the Performance Award, supersedes any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and, except as specifically stated herein, constitutes the sole and only agreement between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.

21. Parties Bound. The terms, provisions, representations, warranties, covenants, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns. The Participant has acknowledged his or her agreement to be bound hereby in connection with the Participant’s acceptance of his or her Performance Award and the terms of this Agreement through procedures, including electronic procedures, provided by or on behalf of the Company.

22. Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties. Notwithstanding the preceding sentence, the Company may amend the Plan or this Agreement to the extent permitted by the Plan.

23. Headings. The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

24. Gender and Number. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

25. Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Participant, as the case may be, at the respective addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

a. Notice to the Company shall be delivered as follows:

Blockbuster Inc.

1201 Elm Street

Suite 2100

Dallas, TX 75270

Attn: General Counsel

b. Notice to the Participant shall be delivered to the Participant’s home or business address as specified in the records of the Company.

26. Information About Your Personal Data.

As used in this Section 26, “you” means the Participant; and “Administration of the Performance Award” means the administration of the Plan, this Agreement and the Performance-Based Restricted Share Units and the compliance with tax, financial reporting or other legal requirements relating to the Plan and the Performance Award, which administration or compliance matters include without limitation making determinations regarding eligibility for grants of Performance-Based Restricted Share Units, effecting settlement of such units and maintaining technical support for applicable databases.

In connection with the Administration of the Performance Award, (i) the Company and/or its applicable local subsidiary that employees you (“Local Subsidiary”) has or will ask you and others to provide your individual data, which may include, without limitation, data such as your name and surname, maiden name, initials, title, nationality, address(es), telephone number, date and place of birth, marital status, gender and other similar data (collectively, “Individual Data”) and (ii) the Company and/or your Local Subsidiary will maintain and process the Individual Data and information regarding their relationship with you, which may include, without limitation, information such as your hire date, employee identification number, office telephone number and email address, job title and function, department, business unit and location, expatriate status (if applicable), terms and conditions of employment, supervisors, salary, appraisals and other similar information (collectively, together with Individual Data, “Personal Data”).

To accomplish the Administration of the Performance Award, your Personal Data will be processed and transferred to entities located in the United States, including, without limitation, the Company, the Plan administrator and the Transfer Agent. The United States has not been to determined to provide an adequate level of privacy protection as defined in Article 25 of the European Union’s Directive on Data Protection. However, the Company will, at all times, take the appropriate legal and technical measures to protect your Personal Data.

Authorization to access Personal Data will be limited within the Company and the Local Subsidiary to those departments, committees and individuals involved with the Administration of the Performance Award, including departments located in geographic regions outside of the United States. Such departments may generally include Human Resources, Finance, Legal and IT.

The Company, your Local Subsidiary and other recipients have been made aware that your Personal Data is subject to EU data protection laws and, as it relates to the Performance-Based Restricted Share Units, may be processed and used only as described in this Section.

You have the right to request information on the collection, processing, and use of your Personal Data. If you wish to exert your rights to information, you may make a written request to the Company’s Human Resources Department located in Dallas, Texas, or the Human Resources Department for your Local Subsidiary. This request shall contain sufficient detail to describe the data with respect to which you request information. The applicable Human Resources Department will correct, and where appropriate delete and/or block any Personal Data from further processing, within a reasonable time period if you so request in writing, provided that such Personal Data has been proven to be factually inaccurate.

BLOCKBUSTER INC.

By:
John Antioco Chairman of the Board and Chief Executive Officer